Exhibit 10.1

SECOND MODIFICATION AGREEMENT

THIS MODIFICATION AGREEMENT made and entered into as of this 27th day of June, 2012 the “Effective Date”) by and among PINNACLE NATIONAL BANK (“Lender”), and J. ALEXANDER’S CORPORATION, a Tennessee corporation (hereinafter “Borrower”).

W I T N E S S E T H:

WHEREAS, Lender extended to Borrower certain indebtedness evidenced and secured by the following:

(a)           Promissory Note dated May 22, 2009 in the original principal amount of $3,000,000.00 executed by Borrower to Lender, (the “Term Note”), the said Term Note having since been paid in full;

(b)           Revolving Promissory Note dated May 22, 2009 in the original principal amount of $5,000,000.00  by and between Borrower and Lender, (the “Line of Credit” or “Revolving Note”), having an outstanding balance of  ($-0-);

(c)           Loan Agreement dated May 22, 2009 by and between Borrower and Lender;

(d)           Guaranty dated May 22, 2009 by and among Lender and J. Alexander’s Restaurants, Inc., a Tennessee corporation, J. Alexander’s Restaurants, Inc. of Kansas, Inc., a Kansas corporation, J. Alexander’s of Texas, Inc., a Texas corporation, and J. Alexander’s of Kansas, LLC, A Kansas limited liability company (collectively Guarantors”);

(e)           Assignment and Security Agreement dated May 22, 2009 by and among Borrower, Lender, J. Alexander’s Restaurants, Inc., a Tennessee corporation, J. Alexander’s Restaurants of Kansas, Inc., a Kansas corporation, J. Alexander’s of Texas, Inc., a Texas corporation, and J. Alexander’s of Kansas, LLC, a Kansas limited liability company;

(f)           First Modification Agreement dated April 2, 2010, by and between Lender and Borrower; and

(g)           Certain other documents executed in connection therewith.

(the foregoing and any and all other documents executed in connection with the Note, and any and all extensions, renewals and modifications thereof, being sometimes herein collectively called the “Loan Documents”).

WHEREAS, Lender is the owner and the holder of the indebtedness evidenced and secured by the Loan Documents, and Lender, among other things, has agreed to modify the terms and conditions pertaining to the financial covenants set forth in Paragraphs 3.5 of the Loan Agreement, to adjust and modify the interest rate charged on the Revolving Note, to increase the amount of the principal on the Revolving Note from $5,000,000 to $6,000,000, and to further extend the maturity date to June 27, 2015.

NOW THEREFORE, for and in consideration of the mutual covenants contained herein, the modification herein granted, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties covenant and agree as follows:

1.
The principal balance of the indebtedness evidenced by the Revolving Note shall be increased from $5,000,000 to $6,000,000.  In addition, the interest rate in said Revolving Note shall be modified and the following portion of the Revolving Note shall now read as follows:

“FOR VALUE RECEIVED, the undersigned, J. ALEXANDER’S CORPORATION, a Tennessee corporation (“Borrower”),  promises  to pay   to  the  order  of  PINNACLE NATIONAL BANK (“Lender”), in lawful currency of the United States of America, at its principal office in Nashville, Tennessee, or at such other place as the holder from time to time may designate in writing, the principal sum of SIX MILLION AND NO/100 ($6,000,000.00) DOLLARS, or so much thereof as may be outstanding hereunder from time to time, together with interest thereon computed on the unpaid principal balance from the date of disbursement hereunder at an annual rate equal to Three Hundred (300) basis points in excess of LIBOR (as hereinafter defined).  As used herein, “LIBOR” shall mean the London Interbank Offered Rate for one (1) month as published in The Wall Street Journal, which is the British Bankers’ Association average of interbank offered rates for dollar deposits in the London market on the date of this instrument, or if such date is not a publication date, on the next preceding publication date; provided, however, in no event shall the interest payable hereunder be less than 4.25% per annum. The interest rate shall be automatically adjusted on the tenth (10th) day of each month after execution hereof until the Maturity Date, as hereinafter defined, unless earlier accelerated, to the interest rate so calculated and in effect on such date, or the next preceding date for which the LIBOR rate is published, if no rate is published on such date.

Interest shall be calculated on the basis of a three hundred sixty (360) day year. Principal and interest shall be payable as follows:

(a)	Commencing on the 27th day of July, 2012 and on the same day of each succeeding month thereafter through May 27, 2015, monthly payments of interest only shall be due and payable.

(b)	The entire unpaid principal and all accrued interest and other charges shall be due and payable on June 27, 2015.

The indebtedness evidenced hereby, and all extensions, modifications and renewals thereof, are secured by an Assignment and Security Agreement herewith, and certain additional security documents (the “Security Instruments”).

The whole of the principal sum and, to the extent permitted by law, any accrued interest, shall bear, after default or maturity, interest at the lesser of (i) the highest lawful rate then in effect pursuant to applicable law, or (ii) the rate that is four percentage points (4%) in excess of LIBOR, as it varies from time to time.”

2.	The Loan Agreement is hereby amended in all respects necessary to reflect that the maximum principal amount of the Line of Credit has been increased to $6,000,000.00

3.	1.3 of the Loan Agreement shall be modified to read as follows:

The Revolving Note shall bear interest at the annual rate as set forth in the Revolving Note.

4.	Section 1.5 of the Loan Agreement shall be modified to as follows:

The annual commitment fee on the Revolving Note shall be equal to 0.25% per annum instead of 0.50% per annum. The unused fee shall remain unchanged (equal to 0.25% per annum and payable quarterly in arrears).

5.	Section 1.6 shall be modified to change the Lender’s address to 150 3rd Avenue South, Suite 800, Nashville, Tennessee 37201.

6.	Section 3.5 (a) and (b) of the Loan Agreement shall be modified as follows:

3.5           Financial Covenants.  Financial covenants will be calculated on a trailing four quarters basis (except as set forth below) and will consist of:

(a)           Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.15 to 1.0.  Fixed Charge Coverage Ratio shall be measured as of the end of each of Borrower’s fiscal quarters beginning July 1, 2012, and shall be calculated for the then-ending four (4) fiscal quarters, and as of the end of each fiscal quarter thereafter for the then-ending four (4) fiscal quarters. Fixed Charge Coverage Ratio shall be defined as the ratio of (A) the sum of net income (excluding the effect of any extraordinary or non-recurring gains or losses including any asset impairment charges, restaurant closing expenses (including lease buy-out expenses) changes in valuation allowance for deferred tax assets and non-cash deferred income tax benefits and expenses and up to $500,000 (in the aggregate beginning June 27,2012 through the term of the Loans) in uninsured losses) plus depreciation and amortization plus interest expense plus scheduled monthly rent payments plus non-cash FASB 123R items (i.e. stock based compensation) minus the greater of i) actual total store maintenance capital expenditures (excluding major remodeling or image enhancements), or ii) the total number of Borrower’s stores operating for at least 18 months as of the date of determination multiplied by $40,000, to (B) the sum of interest expense during such period plus scheduled monthly rent payments made during such period plus scheduled payments of long term debt made during such period plus scheduled payments of capital leases made during such period, all determined in accordance with GAAP.

 Any voluntary or mandatory partial pre-payments of the Line of Credit by Borrower, however, will not reduce (or be included in) scheduled payments of long term debt for purposes of calculating the Fixed Charge Coverage Ratio covenant testing.

(b)           Adjusted Debt to EBITDAR Ratio.  Borrower shall maintain an Adjusted Debt to EBITDAR Ratio of not more than (i) 4.5 to 1.0.  Adjusted Debt to EBITDAR shall be measured at quarter-end based on then-ending four (4) fiscal quarters. Maximum Adjusted Debt to EBITDAR is defined as the ratio of (A) total funded debt (defined as the principal portion of indebtedness for borrowed money) minus invested funds plus rent payments multiplied by 7, to (B) EBITDAR. Invested funds is defined as short term, liquid investments such as money markets with maturities of less than one year in length, and cash and cash equivalents; provided that investments into any joint venture or any endeavor not consistent with Borrower’s core restaurant operating business without the consent of Lender shall be excluded. EBITDAR shall be defined as the sum of net income for such period  (excluding the effect of any extraordinary or non-recurring gains or losses including any asset impairment charges, restaurant closing expenses (including lease buy-out expenses), and up to $500,000 (in the aggregate beginning June 27, 2012, through the term of the Loans) in uninsured losses) plus an amount which, in the determination of net income for such period has been deducted for (i) interest expense for such period; (ii) total federal, state, foreign or other income taxes for such period; (iii) all depreciation and amortization for such period; (iv) scheduled monthly rent payments made during such period; and non-cash FASB 123R items, (i.e., stock based compensation), all as determined with GAAP.

7.           The Loan Documents shall be modified to remove any and all terms and conditions that applied only to the Term Loan.

8.           The Loan Documents, as modified herein, are fully enforceable in accordance with their terms and Borrower has no claim, demand or right of setoff against Lender arising out of or with respect to any of the Loan Documents, or the indebtedness evidenced and secured thereby.

9.           The Loan Documents are further amended to the extent necessary to conform to the foregoing, but no further or otherwise.  The Loan Documents shall continue in full force and effect, amended only as specifically stated herein.  In the event of default in any provisions of the Loan Documents, as amended hereby, the provisions of said instruments and documents making the whole of the indebtedness evidenced and secured due and payable shall be, and continue to be, in full force and effect, and Lender reserves all rights, remedies and privileges provided in the Loan Documents, as amended hereby.  This instrument does not constitute a novation of any of the Loan Documents.

10.           Borrower shall pay all reasonable costs and expenses, including but not limited to, reasonable attorney's fees, incurred by Lender in connection with the preparation and consummation of this instrument, and in obtaining, maintaining and preserving the collateral securing the indebtedness evidenced and secured by the Loan Documents.  This instrument is severable such that the invalidity or unenforceability of any provision hereof shall not impair the validity or enforceability of the remaining provisions.  This instrument shall be binding upon the parties hereto, their heirs, successors and assigns.  This instrument shall be governed in accordance with the laws of the State of Tennessee, except with respect to applicable laws or regulations of the United States of America governing the charging and receiving of interest.

11.           The Guarantors join in the execution of this Modification Agreement for the purpose of acknowledging Debtor’s and Guarantors’ obligations under this Modification Agreement, the Revolving Note, the Loan Agreement, and any other instrument or document evidencing or securing all or any part of the indebtedness secured hereunder, and specifically including the said Guarantors being obligated to be Guarantors for the amount of the Line of Credited being increased to the said $6,000,000.00.

IN WITNESS WHEREOF, this instrument has been executed to be effective as of the date first above written.

BORROWER:

J. ALEXANDER'S CORPORATION,
a Tennessee corporation

By: /s/ R. Gregory Lewis

LENDER:

PINNACLE NATIONAL BANK

By: /s/ William W. DeCamp
William W. DeCamp Senior Vice President

GUARANTORS:

J. ALEXANDER’S RESTAURANTS, INC.,
a Tennessee corporation

By:	/s/ R. Gregory Lewis
Name:	R. Gregory Lewis
Title:	Vice President

J. ALEXANDER’S RESTAURANTS OF
KANSAS, INC., a Kansas corporation

By:	/s/ R. Gregory Lewis
Name:	R. Gregory Lewis
Title:	Vice President

J. ALEXANDER’S OF TEXAS, INC.,
a Texas corporation

By:	/s/ William C. Dufour
Name:	William C. Dufour
Title:	President

J. ALEXANDER’S OF KANSAS, LLC,
a Kansas limited liability company

By:	/s/ R. Gregory Lewis
Name:	R. Gregory Lewis
Title:	Vice President & Treasurer